To the Investors and Trustees of
J.P. Morgan Institutional New York Tax Exempt
Bond Fund and
J.P. Morgan Institutional Tax Exempt Bond
Fund

      Report of Independent Accountants

To the Shareholders and Trustees of
J.P. Morgan Institutional New York Tax Exempt
Bond Fund and
J.P. Morgan Institutional Tax Exempt Bond
Fund


In planning and performing our audits of the financial statements of J.P. Morgan
Institutional New York Tax Exempt Bond Fund and J.P. Morgan Institutional Tax Exempt Bond
Fund (the Funds) for the year ended July
"31, 2000, we considered their internal"
"control, including control activities for"
"safeguarding securities, in order to"
determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the "requirements of Form N-SAR, not to provide" assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal
"control. In fulfilling this responsibility," estimates and judgments by management are required to assess the expected benefits and "related costs of controls. Generally," controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized
"acquisition, use or disposition."

Because of inherent limitations in internal
"control, errors or fraud may occur and not be"
"detected. Also, projection of any evaluation" of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants.  A material weakness is a
condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their "assigned functions. However, we noted no" matters involving internal control and their "operation, including controls for"
"safeguarding securities, that we consider to" be material weaknesses as defined above as of "July 31, 2000."

This report is intended solely for the
"information and use of management, the"
Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
"New York, New York"
15-Sep-00